Exhibit 99.1

OncoSec Medical Closes $12 Million Public Offering

SAN DIEGO — September 19, 2013 — OncoSec Medical Inc. (OTCQB: ONCS), a company developing its advanced-stage ImmunoPulse DNA-based immunotherapy and NeoPulse therapy to treat solid tumors, today announced that it has closed a registered public offering of 47,792,000 shares of its common stock at $0.25 per share and warrants to purchase up to 23,896,000 shares of common stock at an exercise price of $0.35 per share for four years.

The gross proceeds of the offering was approximately $12 million. Net proceeds, after deducting the placement agent’s fee and other estimated offering expenses payable by OncoSec, was approximately $11.1 million.

OncoSec intends to use proceeds from the offering for general corporate purposes, including clinical trial expenses and research and development expenses.

H.C. Wainwright & Co., LLC acted as the exclusive placement agent for the transaction. Maxim Group LLC acted as the financial advisor to OncoSec in connection with the transaction.

Punit Dhillon, President and CEO of OncoSec Medical, said, “This funding further strengthens OncoSec’s treasury and positions the company for future successes as we move the company forward to implement our clinical development strategy for melanoma and Merkel cell carcinoma”.

The securities described above were offered and sold by OncoSec pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission, or the SEC. A final prospectus related to the offering has also been filed with the SEC. Copies of the final prospectus can be obtained directly from OncoSec and at the SEC’s website at www.sec.gov.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of OncoSec’s common stock or warrants. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

About OncoSec Medical Inc.

OncoSec Medical Inc. is a biopharmaceutical company developing its advanced-stage ImmunoPulse DNA-based immunotherapy and NeoPulse therapy to treat solid tumors. ImmunoPulse and NeoPulse therapies address an unmet medical need and represent a potential solution, for less invasive and less expensive therapies that are able to minimize detrimental effects resulting from currently available cancer treatments such as surgery, systemic chemotherapy or immunotherapy and other treatment alternatives.

OncoSec Medical’s core technology is based upon its proprietary use of an electroporation platform to enhance the delivery and uptake of a locally delivered DNA-based immunocytokine (ImmunoPulse) or chemotherapeutic agent (NeoPulse). Treatment of various solid cancers using these targeted anti-cancer agents has demonstrated selective destruction of cancerous cells while potentially sparing healthy normal tissues during early and late stage clinical trials. OncoSec’s clinical programs include three Phase II clinical trials for ImmunoPulse targeting lethal skin cancers. More information is available at http://www.oncosec.com/.

9810 Summers Ridge Road, Suite 110 | San Diego, CA | 92121 | +1-855-662-6732 | www.oncosec.com

This press release contains forward looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such “forward looking statements.” Forward looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties which may cause our results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include our ability to raise additional funding, our expectations regarding the use of proceeds we received in the offering, our ability to acquire, develop or commercialize new products, uncertainties inherent in pre-clinical studies and clinical trials, unexpected new data, safety and technical issues, competition and market conditions. These and additional risks and uncertainties are more fully described in OncoSec Medical’s filings with the Securities and Exchange Commission. Undue reliance should not be placed on forward looking statements which speak only as of the date they are made. OncoSec Medical disclaims any obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Contact:

Investor Relations:

Amy Chan

OncoSec Medical Inc.

855-662-6732

investors@oncosec.com